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                                                                   EXHIBIT 99.1

HA-LO Industries Agrees to Acquire Starbelly.com Creates Dominant Internet Promotional Products Powerhouse

CHICAGO, Jan. 18 /PRNewswire/ -- HA-LO Industries, Inc. (NYSE: HMK - news), a brand marketing and promotional products industry leader, today announced it has signed a definitive agreement to acquire Starbelly.com, Inc., the premier internet business solution for custom-decorated merchandise. The transaction brings together the industry's strongest players from the off-line and on-line worlds, combining HA-LO's market leadership and blue-chip customer relationships with Starbelly.com's sophisticated Internet business model. This marriage of off-line and on-line leadership positions HA-LO to redefine and dominate the global $75 billion branded and custom-decorated merchandise industry.

The value of the transaction is $240 million. Under the terms of the agreement, Starbelly.com shareholders will receive $19 million in cash, with the balance in newly-issued shares of HA-LO common and preferred stock. Closing of the transaction, subject to shareholder approval, is expected in March 2000.

"Our acquisition of Starbelly.com is a cornerstone of HA-LO's e-transformation strategy and commitment to the future, igniting HA-LO for aggressive long-term growth and value creation through a combination of new market opportunities, operating efficiencies and infusion of innovative internet talent," said John Kelley, HA-LO president and chief executive officer.

In December 1999, Kelley announced HA-LO's e-transformation strategy to evolve the company into an internet business-to-business brand marketing leader that leverages its significant off-line relationships. The initial step in that strategy was the formation of UPSHOT Direct, which builds upon its Hewlett-Packard alliance to provide a comprehensive suite of Internet-based direct marketing services. Today's acquisition of Starbelly.com extends HA-LO's e-transformation strategy to its promotional products business, which comprises 75 percent of HA-LO's revenues.

Kelley said, "Starbelly.com's revolutionary internet business model will expand HA-LO's penetration of the $15 billion promotional products market through unprecedented client service, while also unleashing access to the broader $75 billion branded and custom-decorated merchandise market. While our focus will be rapid top-line growth, we will enjoy margin improvements through technology-enabled operating efficiencies at every level of the supply chain. In addition, the incredible talent and passion of our combined management teams is an asset that will enable us to move at Internet speed."

Starbelly.com, which began operations in March 1999 and has since grown to over 100 virtual company stores, was founded by Brad Keywell and Eric Lefkofsky. Ownership includes its management team, as well as leading Internet venture capital firms Chase Capital Partners and Flatiron Partners.


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"HA-LO's critical mass of customer and supplier relationships gives us an unmatched advantage in this lucrative B2B internet market, which we know is virtually untapped," said Brad Keywell, chief executive officer of Starbelly.com. "The formula for Internet success requires a superior business model and the speed to implement that model to change an industry. This transaction gives us the opportunity to leverage HA-LO's global relationships through an internet solution that compresses every level of the supply chain. Our technology has the capacity to meet exponential volume, and the fantastic talent on our team was assembled with the singular purpose of revolutionizing this industry."

Keywell added, "Whether they be corporations, associations, or sports teams, our make-on-demand model sets a new standard in the custom-decorated merchandise industry, giving customers control over the entire process from ordering to unlimited customization to proofing and pre-press approval. Our direct model will elevate the customer experience and bring the supply chain closer to the customer, at the same time expanding the market due to our ability to communicate with anyone, anywhere through the Internet."

HA-LO's Promotional Products Group and Starbelly.com will be merged into one division named Starbelly.com. John Kelley will remain chief executive officer of HA-LO, and Brad Keywell will assume the role of president. Eric Lefkofsky will become HA-LO Chief Integration Officer, focused on the e-transformation of the promotional products group, as well as the marketing services divisions. Mike Linderman, current president of HA-LO Promotional Products Group, will become president of Starbelly.com. In addition, Keywell and Lefkofsky will become members of HA-LO's Board of Directors.

HA-LO Industries, a brand marketing organization, is the nation's leading distributor of promotional products and a premier provider of brand marketing services through UPSHOT, a number one-ranked brand marketing agency, UPSHOT Direct, an Internet-based direct marketing solutions provider, and LAGA, experts in brand strategy and identity. HA-LO's extensive client roster includes such global leaders as Abbott Labs, Anheuser-Busch, The Coca-Cola Company, Discover Financial Services, Ford, General Electric, Glaxo Wellcome, Mirage Resorts, Procter & Gamble, J.E. Seagram & Son and SBC Communications. The company operates in 11 countries.

Starbelly.com is a leading Internet marketplace for the custom-decorated merchandise industry. Its sophisticated mass customization technology and revolutionary business model incorporates alliances with leading partners such as Oracle, Ariba, PurchasePro, Intelisys, Yahoo! and Excite. Founded in March, 1999, it has rapidly gained a reputable customer base including Newell/Rubbermaid, Quaker Oats, Trimark Pictures, NBC, Nestle, and AOL.

Certain statements in this press release regarding HA-LO's long-term growth, value creation, and dominance of the relevant marketplace are forward-looking statements that invoke substantial


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risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review HA-LO's Annual Report on Form 10-K and quarterly report on Form 10-Q for the third quarter of 1999 for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

CONTACT: Sharon Erikson of Fleishman-Hillard, 312-751-8878, for HA-LO Industries, Inc. SOURCE: HA-LO Industries, Inc.